Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated February 6, 2020

Relating to Preliminary Prospectus dated February 6, 2020

Registration No. 333-230801

Goldman Sachs BDC, Inc.

$360,000,000

3.750% Notes due 2025

PRICING TERM SHEET

February 6, 2020

The following sets forth the final terms of the 3.750% Notes due 2025 and should only be read together with the preliminary prospectus dated February 6, 2020, relating to these securities (the “Preliminary Prospectus”), and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus. All references to dollar amounts are references to U.S. dollars.

Issuer:	Goldman Sachs BDC, Inc.

Security:	3.750% Notes due 2025

Ratings (Moody’s/Fitch)*:	Baa3 / BBB- (Stable / Stable)

Trade Date:	February 6, 2020

Settlement Date:	February 10, 2020 (T+2)

Aggregate Principal Amount Offered:	$360,000,000

Maturity Date:	February 10, 2025, unless earlier repurchased or redeemed

Benchmark Treasury:	1.375% due January 31, 2025

Benchmark Treasury Price and Yield:	99-17+ / 1.470%

Spread to Benchmark Treasury:	+230 basis points

Yield to Maturity:	3.770%

Price to Public (Issue Price):	The Notes will be issued at a price of 99.910% of their principal amount, plus accrued interest, if any, from February 10, 2020

Coupon (Interest Rate):	3.750%

Interest Payment Dates:	February 10 and August 10, commencing August 10, 2020

Make-Whole Redemption:

Equal to the greater of the following amounts:

•  100% of the principal amount of the Notes to be redeemed, or

•  the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable Treasury Rate plus 35 basis points; provided, however, that if Goldman Sachs BDC, Inc. redeems any Notes on or after January 10, 2025 (the date falling one month prior to the maturity date of the Notes), the redemption price for the Notes will be equal to 100% of the principal amount of the Notes to be redeemed, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	38147U AC1

ISIN:	US38147UAC18

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

MUFG Securities Americas Inc.

R. Seelaus & Co., LLC

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

Co-Managers:

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

CIBC World Markets Corp.

Credit Suisse Securities (USA) LLC

ING Financial Markets LLC

Raymond James & Associates, Inc.

Wells Fargo Securities, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Investors are advised to carefully consider the investment objectives, risks, charges and expenses of Goldman Sachs BDC, Inc. before investing. The Preliminary Prospectus, which has been filed with the Securities and Exchange Commission (the “SEC”), contains this and other information about Goldman Sachs BDC, Inc. and should be read carefully before investing.

The information in the Preliminary Prospectus and in this pricing term sheet is not complete and may be changed. The Preliminary Prospectus and this pricing term sheet are not offers to sell any securities of Goldman Sachs BDC, Inc. and are not soliciting an offer to buy such securities in any state or jurisdiction where such offer and sale is not permitted.

The issuer has filed a registration statement including a preliminary prospectus with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it from BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department, or by calling 1-800-294-1322, or email dg.prospectus_requests@bofa.com.

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